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                                                                   EXHIBIT 5.1


                         [VENTURE LAW GROUP LETTERHEAD]

                              February 14, 1997


Connective Therapeutics, Inc.
3400 West Bayshore Road
Palo Alto, CA  94303

      REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

      We have examined the Registration Statement on Form S-3 to be filed by you with the Securities and Exchange Commission on or about February 15, 1997 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of a total of 972,224 shares of your Common Stock (the "Shares") issued to several institutional stockholders (the "Selling Stockholders") in a private placement on December 4, 1996. As your legal counsel, we have examined the proceedings taken in connection with the sale of the Shares to the Selling Stockholders and are familiar with the proceedings proposed to be taken by you and the Selling Stockholders in connection with the sale of the Shares under the Registration Statement.

      It is our opinion that the Shares are legally and validly issued, fully paid and nonassessable and when resold in the manner referred to in the Registration Statement, the Shares will be legally and validly issued, fully paid and nonassessable.

      We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever it appears in the Registration Statement and any amendments to it.

                                          Sincerely,

                                          VENTURE LAW GROUP
                                          A Professional Corporation


JLG                                       /s/ Venture Law Group